SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
          919 Third Avenue
          New York, New York 10022-3897

                                        April 15, 1997

          VIA EDGAR TRANSMISSION:
          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington DC  20549
          Attention: Filing Desk

                         Re:  NTL Incorporated

          Ladies and Gentleman:

                    Transmitted herewith for filing, pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, is a Prospectus Supplement dated April 15, 1997 of NTL Incorporated, a Delaware corporation (formerly International CableTel Incorporated) (the "Company"), relating to the Prospectus for the Company's 7-1/4% Convertible Subordinated Notes Due 2005.

                    Please contact the undersigned at (212) 735-
          4122 should you require additional information or have any questions. Thank you.

                                        Very truly yours,

                                        /s/ Attila I. Bodi

                                        Attila I. Bodi






     PROSPECTUS SUPPLEMENT                           Filed pursuant to
     (To Prospectus dated July 18, 1995)                Rule 424(b)(3)
                                             Registration No. 33-92792

     $191,750,000

     NTL Incorporated
     7 1/4% Convertible Subordinated Notes Due 2005

          This Prospectus Supplement supplements and amends the Prospectus dated July 18, 1995 (the "Prospectus") relating to the 7 1/4% Convertible Subordinated Notes Due 2005 (the "Convertible Notes") of NTL Incorporated (formerly International CableTel Incorporated) (the "Company") and the shares of the Company's common stock, par value $.01 per share ("Common Stock"), issuable upon conversion of the Convertible Notes.

          The table on pages 116 and 117 of the Prospectus, which sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective amounts of Convertible Notes beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus (as supplemented and amended). This Prospectus Supplement amends that table by replacing item 64 of that table with the following:

          Selling Holder                              Principal Amount
                                                  of Convertible Notes

     "64. Kredeitbank Luxembourg S.A.
          on behalf of sub-account
          Willerfunds - Willer Telecom . . . . . . . . . . .$1,000,000

     65.  M.C. Convertible Fund Ltd. . . . . . . . . . . . .  $500,000

     66.  Offshore Strategies Ltd. . . . . . . . . . . . . .  $250,000

     67.  La Roche and Co., Bankers  . . . . . . . . . . . .  $500,000

     68.  Any other holder of Convertible Notes
          or future transferee from any such holder  . . . $28,160,000

          Total   . . . . . . . . . . . . . . . . . . . . $191,750,000"

     The Prospectus, together with this Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)."

     Prospective investors should carefully consider matters discussed under the caption "Risk Factors" beginning on page 12 of the Prospectus.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus Supplement is April 15, 1997.